UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 26, 2014

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In November 2013, NSP-Minnesota, a Minnesota corporation and subsidiary of Xcel Energy, filed a two-year electric rate case with the Minnesota Public Utilities Commission (MPUC). The rate case is based on a requested return on equity (ROE) of 10.25 percent, a 52.5 percent equity ratio, a 2014 average electric rate base of $6.67 billion and an additional average rate base of $412 million in 2015. The NSP-Minnesota electric rate case initially reflected a requested increase in revenues of approximately $193 million or 6.9 percent in 2014 and an additional $98 million or 3.5 percent in 2015. The request includes a proposed rate moderation plan for 2014 and 2015.

NSP-Minnesota’s moderation plan includes the acceleration of the eight-year amortization of the excess depreciation reserve and the use of expected funds from the U.S. Department of Energy (DOE) for settlement of certain claims. These DOE refunds would be in excess of amounts needed to fund NSP-Minnesota’s decommissioning expense. The interim rate adjustments are primarily associated with ROE, Monticello life cycle management (LCM)/extended power uprate (EPU) project costs and NSP-Minnesota’s request to amortize amounts associated with the canceled Prairie Island (PI) EPU project.

In December 2013, the MPUC approved interim rates of $127 million, effective Jan. 3, 2014, subject to refund. The MPUC determined that the costs of Sherco Unit 3 would be allowed in interim rates, and that NSP-Minnesota’s request to accelerate the depreciation reserve amortization was a permissible adjustment to its interim rate request.

In August 2014, the evidentiary hearing was completed. NSP-Minnesota revised its requested rate increase to $142.2 million for 2014 and to $106.0 million for 2015, for a total combined unadjusted increase of $248.2 million.

NSP-Minnesota’s revised rate request, moderation plan, interim rate adjustments and impacts on expenses are detailed below:

(Millions of Dollars)	2014	Percentage Increase	2015	Percentage Increase
Initial pre-moderation deficiency	$273.8		$81.4
Excess depreciation reserve	(81.1)		52.9
DOE settlement proceeds	—		(35.8)
Initial rate request	192.7		98.5
Adjustments to request	(50.5)		7.5
Revised request	142.2	5.1%	106.0	3.8%
Interim rate adjustments	(65.3)		65.3
PI EPU	4.8		(4.8)
Revenue impact	81.7		166.5
Excess depreciation reserve	81.1		(45.7)
Sales forecast	(18.2)		—
Property tax forecast	(4.2)		—
DOE settlement proceeds	—		35.8
Adjustment to DOE settlement proceeds	—		(10.1)
Estimated impact of request on operating income	$140.4		$146.5

Administrative Law Judge Recommendations
On Dec. 26, 2014, the Administrative Law Judge (ALJ) issued her recommendations in the NSP-Minnesota electric rate case. While the report did not quantify the overall rate increases, NSP-Minnesota estimates that her recommendations would result in a rate increase of $73.6 million in 2014 and an incremental rate increase of $122.4 million in 2015.  In addition, she recommended an ROE of 9.77 percent and an equity ratio of 52.5 percent.

The following table summarizes the estimated impact of the ALJ’s recommendations, Minnesota Department of Commerce's (DOC) previously filed surrebuttal testimony and NSP-Minnesota’s revised request and includes certain estimated adjustments:

2014 Rate Request (Millions of Dollars)	ALJ	DOC	NSP-Minnesota
NSP-Minnesota’s filed rate request	$192.7	$192.7	$192.7
Sales forecast (true-up to 12 months of actual weather normalized sales)	(15.8)	(43.2)	(15.8)
ROE	(28.4)	(36.2)	—
Monticello EPU cost recovery	(31.3)	(33.9)	—
Monticello EPU depreciation deferral	—	—	(12.2)
Property taxes	(9.0)	(9.0)	(9.0)
PI EPU	(5.1)	(5.1)	(5.1)
Health care, pension and other benefits	(1.9)	(11.4)	(1.9)
Other, net	(5.2)	(8.0)	(6.5)
Total recommendation 2014 — unadjusted	$96.0	$45.9	$142.2
Estimated true-up adjustments:
Sales forecast (a)	$(18.2)	$9.2	$(18.2)
Property taxes (b)	(4.2)	(4.2)	(4.2)
Total recommendation 2014 — adjusted	$73.6	$50.9	$119.8

2015 Rate Request (Millions of Dollars)	ALJ	DOC	NSP-Minnesota
NSP-Minnesota’s filed rate request	$98.5	$98.5	$98.5
Monticello EPU cost recovery	29.1	29.1	—
Monticello EPU cost disallowance (c)	—	(10.2)	—
Excess depreciation reserve adjustment (d)	—	(22.7)	—
Depreciation	—	(17.5)	—
Monticello EPU depreciation deferral	—	—	1.6
Monticello EPU step increase	—	—	10.1
Property taxes	(3.3)	(3.3)	(3.3)
Production tax credits to be included in base rates	(11.1)	(11.1)	(11.1)
DOE settlement proceeds	10.1	10.1	10.1
Emission chemicals	(1.6)	(1.6)	(1.6)
Other, net	0.7	(4.8)	1.7
Total recommendation 2015 step increase	$122.4	$66.5	$106.0

Unadjusted cumulative total for 2014 and 2015 step increase	$218.4	$112.4	$248.2

Estimated adjusted cumulative total for 2014 and 2015 step increase	$196.0	$117.4	$225.8

(a)	The true-up adjustment for the sales forecast reflects weather normalized sales through November 2014. Actual results will be reported to the MPUC on Jan. 16, 2015.

(b)	The true-up adjustment for property taxes represents NSP-Minnesota’s current estimate of year end property tax accruals. A revised estimate will be reported to the MPUC on Jan. 16, 2015.

(c)
In July 2014, the DOC recommended a cost disallowance of approximately $71.5 million on a Minnesota jurisdictional basis which equates to a total NSP System disallowance of approximately $94 million. This would reduce NSP-Minnesota’s revenue requirement by approximately $10.2 million in 2015.

(d)	Adjustment relates to timing differences and/or methodology of accelerating amortization of the excess depreciation reserve over three years.

The ALJ recommended no recovery of the Monticello EPU project costs in 2014 accepting the DOC’s argument that the EPU portion was not used and useful in 2014 and should be treated as a 2015 step project. Until the final Nuclear Regulatory Commission requirements have been met, rate recovery is subject to true-up. NSP-Minnesota expects to fully meet the requirements in February 2015. We are currently executing the power ascension plan consistent with the NRC license amendment approval and are more than halfway to achieving the additional 71 MW from the EPU. The recommendation noted above does not reflect any potential adjustments for the pending Monticello prudence review.

The ALJ did not make a recommendation on the use of the surplus depreciation reserve in NSP-Minnesota's rate moderation proposal.  The table above reflects NSP-Minnesota's filed position for the use of the proposed amortization of the surplus depreciation reserve.
The ALJ made recommendations consistent with NSP-Minnesota's position on several other contested issues, including the treatment of 2008 pension losses.  She also approved weather normalized sales, property tax and capital cost true-ups.  In addition, the DOC’s proposed adjustments for certain labor related costs and depreciation/capital items were rejected.

The ALJ also recommended adoption of a full decoupling pilot for the residential and small commercial and industrial (C&I) classes, based on actual non-weather normalized sales, effective the month after the MPUC issues its final order in 2015. Full decoupling would eliminate the impact of weather variability on electric sales for the residential and small C&I classes for NSP-Minnesota.

Note that the amounts outlined above do not reflect recently passed legislation extending bonus depreciation. NSP-Minnesota does not believe a material change will occur as the resulting deferred tax liabilities are likely to be offset by increased deferred tax assets associated with net operating losses.

The MPUC is expected to deliberate on March 26, 2015 and a final order is anticipated in the second quarter of 2015.

Earnings Guidance
Xcel Energy reaffirms its 2014 ongoing earnings guidance of $1.95 to $2.05 per share and its 2015 ongoing earnings guidance of $2.00 to $2.15 per share. These guidance ranges are based on several key assumptions previously disclosed, including constructive outcomes in all rate case and regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slowdown in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and Sept. 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 29, 2014	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer